Exhibit 10.9

FINANCIAL PERFORMANCE INCENTIVE PROGRAM

This document outlines the terms and conditions of the Smart Balance, Inc. Financial Performance Incentive Program (“the Program”).  This Program applies to all employees of, and third party consultants to, Smart Balance, Inc. and its wholly-owned subsidiary GFA Brands, Inc. (collectively referred to as “Smart Balance” or the “Company”) who are designated as Eligible Participants by the Compensation Committee of the Board of Directors, or any subcommittee thereof to which such authority is delegated (“Compensation Committee”), from time to time pursuant to Section III hereof.

SECTION I
PROGRAM OBJECTIVES

This Program has been established by the Compensation Committee to promote the following purposes and objectives:

•	Align a significant portion of the compensation of Eligible Participants to key financial drivers of the Company’s business.

•	Stress the importance of the growth of the Company’s Net Revenue (or equivalent measure) as the key factor that is most closely associated with value creation for the Company’s stockholders.

•	Establish other criteria (financial or otherwise) to unify and focus all Eligible Participants on the Company’s critical success factors.

To ensure that the Program continues to meet these objectives, the Company has the sole discretion and right, through the Compensation Committee, to waive, modify, amend any portion of this Program or terminate the Program at any time.

SECTION II
EFFECTIVE DATE

The Program as set forth herein shall be effective for calendar year 2008 and all subsequent calendar years (each a Performance Period) until the Program is modified, amended, or terminated by the Compensation Committee.

SECTION III
PARTICIPATION

The Compensation Committee has complete and sole discretion to determine which of the Company’s employees or consultants (“Eligible Participants”) shall participate in the Program with respect to a Performance Period and the amount of the Individual Bonus Target (“Individual Bonus Target”) of, and Actual Bonus Amount (“Actual Bonus Amount”), if any, payable to, an Eligible Participant with respect to such Performance Period.  This list of Eligible Participants with respect to a Performance Period shall be determined each year by the Compensation Committee and only Eligible Participants so designated shall be eligible to participate in the Program for such Performance Period.  Designation of an employee or consultant as an Eligible Participant with respect to a Performance Period shall not entitle such employee or consultant to designation as an Eligible Participant for any other Performance Period.

  Except to the extent the Compensation Committee may otherwise determine, each Eligible Participant’s Individual Bonus Target shall be the product of the Target Bonus Percentage for such Eligible Participant’s Tier Grade and his or her base salary as of the first day of the Performance Period or in the case of third party consultants such other amount as determined by the Compensation Committee.

For each Performance Period there shall be established a bonus Pool (“Bonus Pool”) and supplemental bonus pool (“Supplemental Bonus Pool”) which in each case shall be equal to the sum of the Individual Bonus Targets of all Eligible Participants for such Performance Period.

The following chart reflects the Tier Grades and Target Bonus Percentages for each such tier under the Program.

Tier Grade	Composition/Members	Target Bonus Percentage

1A	CEO	100% of Base Salary
1B	Vice Chair, COO	80% of Base Salary
2	EVPs and Marketing Coordinator	50% of Base Salary
3	VPs and Regional Bus. Managers	35% of Base Salary
4	Directors	30% of Base Salary
5	Managers	25% of Base Salary
6	Other Non-Administrative Staff	20% of Base Salary or Pay
7	Administrative Staff	10% of Base Salary or Pay

The Target Bonus Percentage for a tier grade may be revised by the Compensation Committee from time to time.  Individual Bonus Targets do not represent guaranteed bonus amounts, but rather merely serve as guidelines which will be used by the Compensation Committee as a starting point in determining an Eligible Participant’s Actual Bonus Amount, if any.  The Compensation Committee reserves the right, in its sole discretion, to establish a different Individual Bonus Target for any Eligible Participant.

SECTION IV
BONUS BENCHMARKS

Each year the Board of Directors will (i) identify key financial or business criteria to be considered by the Compensation Committee in determining the Actual Bonus Amount for each Eligible Participant (“Bonus Criteria”); (ii) establish for each financial or business Bonus Criteria a threshold, target and maximum benchmark (“Performance Level”); and (iii) establish any other rules or guidelines to be considered by the Compensation Committee in determining Actual Bonus Amounts.  The actual Bonus Criteria for a Performance Period and the percentage of the Individual Target Bonus to be attributed to each Bonus Criteria will be communicated to the Eligible Participants in writing.  Currently, the Board of Directors has identified two Bonus Criteria:  Net Sales Revenue and EBITDA.  The Board of Directors reserves the right from year to year to change the Bonus Criteria, to add or eliminate Bonus Criteria, to change the percentage of the Individual Target Bonus allocated to each Bonus Criteria and to establish rules governing interpolation between Performance Levels for each Bonus Criteria.  In the absence of any special designation by the Board of Directors, there shall be straight line interpolation between Performance Levels.  In the event the Clawback provisions of Section VII apply to any Supplemental Bonus and the Board of Directors modifies the Bonus Criteria for the next Performance Period, an Eligible Participant’s right to receive such Supplemental Bonus shall be determined using the Bonus Criteria used to determine the amount of the Supplemental Bonus, with such modifications as the Compensation Committee deems, in its discretion, to be reasonable and equitable.

SECTION V
BONUS CALCULATION

The Committee shall compute a pro forma Actual Bonus Amount for each Eligible Participant for each Performance Period as soon as possible after the completion of a Performance Period based on the Company’s audited financial statements in accordance with this Section V.   To the extent that achievement of financial Bonus Criteria cannot be ascertained by reference to the Company’s audited financial statements, the Committee may refer to the definitions and method of calculating financial Bonus Criteria as contained in the Company’s first lien credit facility or by reference to other Company books and records.  Achievement of any non-financial Bonus Criteria shall be determined in such manner as the Compensation Committee determines, in its sole discretion.  The Compensation Committee’s determination of the extent that Bonus Criteria have been achieved (“Actual Bonus Criteria Results”) and the pro forma Actual Bonus Amount for each Eligible Participant shall be final and binding on all parties.

Each Eligible Participant’s share of the Bonus Pool and the Supplemental Bonus Pool shall be allocated among the various Bonus Criteria based upon the Individual Bonus Target percentage allocation determined by the Board of Directors (“Individual Bonus Pool” and “Individual Supplemental Bonus Pool”).  Actual Bonus Criteria Results shall then be compared to the Performance Levels established for each Bonus Criteria for each Eligible Participant.  If Actual Bonus Criteria Results are less than the Threshold established for that Bonus Criteria, then the Individual Bonus Pool for that Bonus Criteria shall be zero.  If Actual Bonus Criteria Results are equal to or greater than the Threshold but equal to or less than the Target established for that Bonus Criteria, then the Individual Bonus Pool amount available for distribution to such Eligible Participant shall be a percentage of the Individual Bonus Pool for that Bonus Criteria determined by using straight line interpolation between the Threshold percentage amount established by the Board of Directors and the Target with the Target being 100%.  The amount so determined for any Bonus Criteria is referred to as the “Target Bonus Pool” and the sum of all such pools is referred to as the “Target Bonus Pools.”  If Actual Bonus Criteria Results exceed the Target for any Bonus Criteria, then the Individual Supplemental Bonus Pool amount available for distribution to Eligible Participants shall be a percentage of the Individual Supplemental Bonus Pool for that Bonus Criteria determined by using straight line interpolation between the Target and the Maximum with the Target at 0% and the Maximum at 100%.  The amount so determined for any Bonus Criteria is referred to as the “Supplemental Bonus Pool” and the sum of all such pools is referred to as the “Supplemental Bonus Pools.”

The following Table demonstrates Bonus Pool calculations:

Performance Level	Interpolation Percentage Range	Interpolation Calculation
Below Threshold	0%	The Interpolation Percentage will be determined by
Threshold to Target	0%-100%*	adding or subtracting the percentage (from 100%)
Target	100%	by which the Actual Bonus Criteria
Target to Maximum	100%-200%	Results exceeds or falls short of the respective
Maximum	200%	Target, relative to the Maximum or Threshold
*	The Board of Directors may establish a Threshold percentage greater than 0%.
*	Performance results will be rounded up or down to the nearest whole percentage point. For example, if the calculated interpolation percentage is 89.1%, it will be rounded down to 89%.

The Compensation Committee will look to such pro forma calculation in determining the Actual Bonus Amount, if any, payable to an Eligible Participant with respect to a Performance Period.  However, the final Actual Bonus Amount shall be determined by the Compensation Committee in its sole discretion and may take into consideration such additional factors as the Compensation Committee deems reasonable and appropriate.

All bonus payments under the Program are completely discretionary and no Eligible Participant shall be deemed to have a vested interest in any bonus payment based solely on Actual Bonus Criteria Results or any other facts or circumstances.  Subject to Section X, an Eligible Participant shall have a right to a bonus under the Program only when such bonus is finally approved by the Compensation Committee.  The Compensation Committee may delegate the authority to determine final individual Bonus amounts to the CEO, COO or EVPs.

SECTION VI
CONDITIONS

Financial Covenants.  Under no circumstances will any Bonus be paid or accrued under this Program if the accrual or payment of any bonus under this Program would cause an event of default under any credit agreement or loan document of the Company.

Maximum Payments.  In no event may the aggregate Actual Bonus Amounts awarded by the Compensation Committee under the Program for a Performance Period exceed the sum of the Bonus Pool and Supplemental Bonus Pool for such Performance Period.  In addition, in no event may the Actual Bonus Amount for a Performance Period awarded to any Eligible Participant who is a "covered employee" (within the meaning of Section 162(m)(3) of the Internal Revenue Code of 1986, as amended) for such Performance Period exceed such Eligible Participant's pro forma Actual Bonus Amount.

SECTION VII
PRO FORMA BONUS CALCULATION EXAMPLES

The following examples illustrate the application of the preceding rules (as applied to the 2008 fiscal year):

Net Sales	Interpolation Percentage (Step 1)	EBITDA	Interpolation Percentage (Step 2)	Scaling of Net Sales Percentage (Step 3)	Scaling of EBIDTA Percentage (Step 4)	Bonus Multiplier (Step 5)	Target Bonus Paid*
$179M	100%	$33.7M	100%	.60	.40	1.0	100%
$177.5M	86%	$33.7M	100%	.52	.40	.92	92%
$174.5M	59%	$32.9M	0%	.35	0.0	.35	0%
$183.5M	130%	$34.2M	117%	.78	.47	1.25	125%
$192.5M	200%	$36.7M	200%	1.20	.80	2.00	200%
*	The “Actual Bonus Amount” paid would be subject to final determination by the Compensation Committee and the provisions of the Program as set forth herein.

SECTION VIII
CLAWBACK PROVISION

Payment of any Supplemental Bonus Pool amount awarded to an Eligible Participant in Tier 1 (including both Tier 1A and 1B), Tier 2 or Tier 3 shall be deferred until the second calendar year following the Performance Period and shall be subject to forfeiture if the applicable Actual Bonus Criteria Results for the Performance Period immediately following the Performance Period to which the award relates (“Bonus Performance Period”) does not equal or exceed the applicable Actual Bonus Criteria Results for the Bonus Performance Period.

SECTION IX
BONUS PAYMENTS

Subject to Section X below, and except as provided in Section VIII above, Actual Bonus Amount awards shall be paid during the calendar year immediately following the Performance Period to which they relate and in all events on or before March 15 of such calendar year.  Supplemental Bonus Pool Award subject to Section VIII above, shall be paid, to the extent not forfeited, in the second calendar year following the Performance Period to which they relate and in all events on or before March 15 of such calendar year.

SECTION X
EMPLOYMENT REQUIREMENT

As a condition to receiving payment of an Actual Bonus Amount award for a Performance Period, an Eligible Participant must be employed by, or with respect to consultants actively engaged in providing services to, the Company on the date when the Bonuses under the Program for such Performance Period are paid.  An Eligible Participant who is not employed by, or actively providing services to, the Company on such date will forfeit all right to such award.

SECTION XI
MISCELLANEOUS

Not Deferred Compensation.  Except with respect to Supplemental Bonuses subject to Section IX, it is intended that the Bonus payments made under this Program shall be considered a form of “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4) such that the Program is exempt from the general application of Internal Revenue Code (“Code”) Section 409A.  The Compensation Committee and the Company shall interpret and administer the Program in a manner which ensures such exemption.

Administrative Discretion.  The Compensation Committee shall have the sole and exclusive power and authority to resolve all ambiguities under the Program, to determine participation rights and Bonus amounts, and to otherwise take such action as it deems necessary or appropriate to operate this Program.

Change of Control.  In the event that the Company experiences a Change of Control (as defined in the Smart Balance, Inc. Stock and Awards Plan), then all Eligible Participants with respect to the Performance Period in which such Change of Control occurs shall be entitled to receive, in lieu of any other payment under this Program for such Performance Period, the greater of:  (1) his or her Individual Bonus Target for the Performance Period in which the Change of Control occurs; (2) his or her actual Bonus (including any Supplemental Bonus) awarded with respect to the prior Performance Period; or (3) the pro forma Actual Bonus Amount for the Performance Period in which the Change of Control occurs determined in accordance with Section V based on the Actual Bonus Criteria Results for the period from January 1 of the current Performance Period through the date of the Change of Control (whichever is greater, the “Change of Control Bonus”).   Each Eligible Participant’s Change of Control Bonus shall be paid in a lump sum on the earlier of (i) thirty (30) days following the date of the Eligible Participant’s Separation from Service (as defined in the Smart Balance, Inc. Stock and Awards Plan) or March 15 of the calendar year immediately following the Performance Period in which the Change of Control occurs.  In addition, any Supplemental Bonus from a prior Performance Period which was not paid due to the application of Section IX of the Program shall be deemed earned as of the Change of Control and shall be paid to the Eligible Participant entitled to such Supplemental Bonus at the same time as the Change of Control Bonus is paid.  Finally, for purposes of administering Bonus payments related to any Performance Period which ends prior to the Change of Control, the Compensation Committee shall consist solely of those individuals who were members of the Compensation Committee on the day before such Change of Control.